Exhibit 99.1

Contacts: Pat Sheaffer, Ron Wysaske or Kevin Lycklama
Riverview Bancorp, Inc. 360-693-6650

RIVERVIEW BANCORP ANNOUNCES DIRECTOR RETIREMENT
AND APPOINTMENT OF NEW DIRECTOR

VANCOUVER, WASHINGTON — April 28, 2017 – Riverview Bancorp, Inc. (NASDAQ: RVSB) (the "Company"), and its wholly owned subsidiary, Riverview Community Bank (the "Bank"), today announced the retirement of Michael D. Allen as a director of the Company and the Bank.

Patrick Sheaffer, the Chairman of the Board, stated, "Mike's dedicated service as a Board member and commitment to the Company and the Bank during his years of service has been outstanding and we want to express our sincere appreciation to him for the leadership and direction he provided the Company and the Bank.  The management, Board, employees, and shareholders are grateful to him for his many contributions."

The Boards of Directors of the Company and the Bank have appointed John A. Karas to both boards to fill the vacancies created by Mr. Allen's retirement. Mr. Karas is Chairman of the Board and an outside Director of Riverview Trust Company, a wholly owned subsidiary of Riverview Community Bank.  Mr. Karas received his B.A. from Willamette University and his Juris Doctor degree from Lewis & Clark Law School's Northwestern School of Law. He is a member of the Oregon, Multnomah County and American Bar Associations and is a Certified Trust and Financial Advisor. Mr. Karas is also active in numerous civic organizations.

About Riverview Bancorp, Inc.:
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.1 billion at March 31, 2017, it is the parent company of the 93 year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 19 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past four years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability for Riverview to maintain deposit balances assumed from MBank and earn a positive net interest spread on those deposits, incremental overhead costs to Riverview, and other factors set forth as "Risk Factors" at Part II, Item 1A in the Company's Form 10-K for the year ended March 31, 2016.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.